Exhibit 99.2

PRESS RELEASE

TODAY’S DATE: October 28, 2004

RELEASE DATE: Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS AND DIVIDEND FOR THIRD QUARTER OF 2004

BOCA RATON, FLORIDA - October 28, 2004 – Pointe Financial Corporation reported consolidated net income for the three months ended September 30, 2004 of $756,000 or net income per share of $.33 basic and $.32 diluted, compared to net income of $713,000 or net income per share of $.32 basic and $.31 diluted for the comparable period in 2003. The increase in the Company’s third quarter net income results primarily from an increase in net interest income. Average interest earning assets during the quarter increased to $366.0 million, from $313.3 million for the same period in 2003. The average balance of interest bearing liabilities also increased to $261.6 million from $234.5 million for the same period last year. Net interest margin for the third quarter of 2004 was 4.42%, compared to 4.38% for the same period last year.

The consolidated net income for the nine months ended September 30, 2004, were $2.414 million or net income per share of $1.07 basic and $1.02 diluted compared to net income of $1.750 million or net income per share of $.79 basic and $.77 diluted for the comparable period in 2003. The increase in the Company’s net income results primarily from an increase in net interest income. Average interest earning assets during the nine-month period increased to $347.5 million, from $310.0 million for the same period in 2003. The average balance of interest bearing liabilities also increased to $252.6 million from $234.0 million for the same period last year. Net interest margin for the nine months ended September 30, 2004 was 4.45%, compared to 4.22% for the same period last year.

Pointe Financial Corporation’s consolidated total assets at September 30, 2004, were $428.9 million, as compared to $348.7 million at December 31, 2003, an increase of $80.2 million, or 23.0%. The Company’s loans net of reserves at September 30, 2004, were at $276.4 million compared to $253.4 million at December 31, 2003, an increase of $23.0 million, or 9.1%. Total deposits at September 30, 2004 were $315.6 million compared to $263.9 million at December 31, 2003, a $51.7 million increase, or 19.6%. The Company’s stockholders’ equity at September 30, 2004, increased to $36.9 million as compared to $34.9 million at December 31, 2003.

R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, stated, “The Company continues to benefit from our commitment to relationship banking. Our deposits have grown over $51.7 million during the year. The growth, primarily in the transaction accounts, is highlighted by the increase of over $27.0 million in our demand accounts. The Company’s loan portfolio has increased a net $23.0 million, or 9.1% through the year. Our credit quality continues to improve characterized by the record low levels of problem loans. At September 30, 2004, we had less than $120,000 of non-performing assets.”

The Board of Directors declared a quarterly dividend payment of nine cents ($.09) per share of Pointe Financial Corporation Common Stock. The dividend will be paid on December 1, 2004 to shareholders of record as of November 12, 2004.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates ten full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties. Earlier today, the Company announced a merger agreement with The South Financial Group, Inc. of Greenville, South Carolina. That transaction is subject to customary conditions, including Pointe shareholder and regulatory approvals.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company's newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 3RD QUARTER 2004

SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	SEP 30 2004	DEC 31 2003	SEP 30 2003	% CHANGE SEP 30	% CHANGE
					DEC 31/2003
STATEMENT OF CONDITION - SUMMARY	(unaudited)	(audited)	(unaudited)	2004-2003	SEP 30/2004

TOTAL ASSETS	428,895	348,714	349,361	22.8%	23.0%
LOANS, NET OF ALLOWANCE	276,411	253,415	247,571	11.7%	9.1%
ALLOWANCE FOR LOAN LOSSES	3,320	3,441	3,438	-3.4%	-3.5%
OTHER INTEREST BEARING ASSETS	32,711	602	14,623	123.7%	5333.7%
SECURITIES	96,982	69,344	64,875	49.5%	39.9%
DEPOSITS	315,607	263,866	257,225	22.7%	19.6%
TIME DEPOSITS	80,203	75,535	79,788	0.5%	6.2%
OTHER BORROWINGS	71,381	45,925	53,598	33.2%	55.4%
STOCKHOLDERS' EQUITY	36,895	34,917	34,547	6.8%	5.7%
BOOK VALUE PER SHARE	$16.22	$15.50	$15.34	5.7%	4.6%
TANGIBLE BOOK VALUE PER SHARE	$14.99	$14.18	$13.99	7.2%	5.7%

AVERAGE BALANCES

Loans	266,464	233,521	228,332
Securities	74,719	69,582	67,765
Other Earning Assets	6,305	12,314	13,883
Total Assets	368,079	333,636	327,618

Demand Deposits	75,204	58,681	56,193
Savings and NOW Deposits	34,563	27,616	26,629
Money Market Deposits	86,318	79,711	77,558
Time Deposits	77,916	82,100	83,724
Other Borrowings	53,815	47,628	46,111
Non-interest bearing Liabilities	4,574	4,292	4,112
StockHolders' Equity	35,689	33,608	33,291

	NINE MONTHS ENDED			THREE MONTHS ENDED
	SEP 30 2004	SEP 30 2003	% CHANGE 04 TO 03	SEP 30 2004	SEP 30 2003	% CHANGE
EARNINGS SUMMARY						04 TO 03

NET INTEREST INCOME	11,594	9,807	18.2%	4,048	3,432	18.0%
PROVISION FOR LOAN LOSS	215	(100)	-315.0%	-	(200)	-100.0%
NON INTEREST INCOME	2,580	2,484	3.9%	722	791	-8.7%
NON INTEREST EXPENSE	10,421	9,833	6.0%	3,654	3,358	8.8%
EXTRAORDINARY ITEM	0	0	0.0%	-	0	0.0%
NET INCOME	2,414	1,750	37.9%	756	713	6.0%

AVERAGE SHARES OUTSTANDING	2,265,888	2,223,346	1.9%	2,274,403	2,243,567	1.4%
AVERAGE DILUTED SHARES OUTSTANDING	2,366,979	2,284,810	3.6%	2,380,883	2,325,930	2.4%
BASIC EARNINGS PER SHARE	$1.07	$0.79	35.4%	$0.33	$0.32	3.1%
DILUTED EARNINGS PER SHARE	$1.02	$0.77	32.47%	$0.32	$0.31	3.3%

	NINE MONTHS ENDED		YR END
SELECTED RATIO’S	SEP 30		DEC 31
	2004	2003	2003
NET INCOME TO:
AVERAGE ASSETS	0.87%	0.71%	0.75%
AVERAGE EQUITY	9.02%	7.01%	7.42%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS	4.45%	4.22%	4.25%
INTEREST RATE SPREAD	4.02%	3.73%	3.78%
NON INTEREST INCOME TO AVERAGE ASSETS	0.93%	1.01%	0.97%
NON INTEREST EXPENSE TO AVERAGE ASSETS	3.77%	4.00%	3.92%
RATIO OF AVERAGE INTEREST- EARNING ASSETS TO
AVERAGE INTEREST-BEARING LIABILITIES	1.38	1.32	1.33

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD	0.03%	0.13%	0.21%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO	2789.92%	757.27%	472.02%
LOAN LOSS RESERVE RATIO	1.19%	1.37%	1.34%
TIER I CAPITAL TO TOTAL ASSETS - LEVERAGE RATIO	7.86%	8.79%	8.99%